Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated October 23, 2009 with respect to the shares of Common Stock of Converted Organics Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended.

Dated: October 23, 2009	SOUTH FERRY #2, L.P.

	By:	/s/ Morris Wolfson
Morris Wolfson, portfolio manager

/s/ Aaron Wolfson
AARON WOLFSON

/s/ Abraham Wolfson
ABRAHAM WOLFSON

/s/ Morris Wolfson
MORRIS WOLFSON